UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

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Family Dollar Stores, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Explanatory Note

This Amendment No. 2 is filed to supplement the Schedule 14A previously filed on December 6, 2012 as amended by Amendment No. 1 filed on December 21, 2012 (together, the “Original Filing”) by Family Dollar Stores, Inc. (the “Company”). This Amendment No. 2 is being filed to disclose recent action regarding executive compensation taken after the end of fiscal 2012. On December 28, 2012, the Company entered into a new employment agreement with Chairman and Chief Executive Officer Howard R. Levine (the “Employment Agreement”). The Employment Agreement replaces the prior employment agreement between the Company and Mr. Levine. The Employment Agreement is materially consistent with the prior employment agreement except for certain terms relating to base compensation and severance payments as described below. The Employment Agreement does not affect Mr. Levine’s compensation paid in fiscal 2012 or prior fiscal years.

The Employment Agreement provides that Mr. Levine’s annual base salary shall be at least One Million One Hundred Thousand Dollars ($1,100,000) unless decreased by the Board of Directors in a manner commensurate with a reduction in compensation for the Company’s executive management team.

In addition, the Employment Agreement provides that in the event of Mr. Levine’s termination by the Company without Cause, by Mr. Levine for Good Reason, upon Mr. Levine’s death or following Mr. Levine’s Disability (as such terms are defined in the Employment Agreement), in each case prior to a Change in Control (as defined in the Employment Agreement) or more than 24 months after a Change in Control, Mr. Levine is entitled to receive severance benefits consisting of: (1) continuation of payment of his base salary then in effect for a period of 30 months (subject to certain reductions based on amounts earned by Mr. Levine after the covenant not to compete period expires for activities that would have been subject to the covenant not to compete had they occurred while it was in effect, or amounts actually received by Mr. Levine or his estate or survivors under any Company-sponsored and funded life insurance contracts or disability plans); (2) the portion of any annual bonus earned but unpaid under the cash incentive plan for any fiscal year completed prior to the termination date, without regard to any continued employment requirement under that plan; and (3) a pro-rata portion of any annual bonus under the cash incentive plan for the fiscal year of the termination date, without regard to any continued employment requirement under that plan.

In the event of Mr. Levine’s termination under the same conditions but within 24 months of a Change in Control, the Company shall provide Mr. Levine with a single lump sum in an amount equal to the product of (x) 36 and (y) the sum of (i) Mr. Levine’s base monthly salary at the highest annual rate in effect during the period beginning immediately prior to the Change in Control through the termination date and (ii) the monthly equivalent of the average of any bonuses paid or payable to Mr. Levine under the cash incentive plans for each of the three fiscal years preceding the fiscal year of the termination date.

In each instance of termination, Mr. Levine is entitled to a single lump sum cash payment equal to the total premiums Mr. Levine would be required to pay for 18 months of COBRA continuation coverage under the Company’s health benefit plans determined using the COBRA premium rate in effect for the level of coverage Mr. Levine has in place immediately prior to the termination date.

The foregoing does not constitute a complete summary of the terms of the Employment Agreement, and reference is made to the complete text of the Employment Agreement that was filed as an exhibit to the Form 8-K filed by the Company with the Securities and Exchange Commission on January 3, 2013.

Except as specifically discussed in this Explanatory Note, this Amendment No. 2 does not otherwise modify or update any other disclosures presented in the Original Filing. In addition, except as specifically discussed in this Explanatory Note, this Amendment No. 2 does not reflect events occurring after the date of the Original Filing or modify or update disclosures that may have been affected by subsequent events.